Exhibit 99.1

Massimo Group Reports First Quarter 2024 Financial Results

Q1 2024 Revenue Increases 60% YoY to $30.2 Million

Q1 2024 Net Income Increases 480% YoY to $3.2 Million

New In-Store Agreements with Leading Global Retailers for Motor Vehicles

Increased Massimo Motor Production Capacity to 3,000+ Vehicles a Month

Garland, TX – May 14, 2024 — Massimo Group (NASDAQ: MAMO) (“Massimo”), a manufacturer and distributor of powersports vehicles and pontoon boats, has reported its financial and operational results for the first quarter ended March 31, 2024.

Key Financial Q1 2024 and Subsequent Operational Highlights and Business Updates

($ millions)	Q1 Comparison
	Q1 2024	Q1 2023	$ Change YoY	% Change YoY
Revenue	$30.2	$18.8	$11.3	60%
Gross Profit	$10.5	$5.6	$4.8	86%
Gross Margin	34.7%	29.8%	—	500 bps
Net Income	$3.2	$0.5	$2.6	480%

●	Closed $5.85 million IPO listing on Nasdaq Capital Market under the ticker symbol “MAMO” on April 4, 2024.
●	Revenue increased 60% to $30.2 million in Q1 2024 compared to $18.8 million in Q1 2023.
●	Gross profit increased 86% to $10.5 million in Q1 2024 from $5.6 million in Q1 2023. Gross margin increased 500 basis points to 34.7% in Q1 2024 from 29.8% in Q1 2023.
●	Net income increased 480% to $3.2 million in Q1 2024, or $0.08 per basic and diluted share, as compared to net income of $0.5 million, or $0.01 per basic and diluted share, in Q1 2023.
●	Entered into an ongoing national agreement with a global omnichannel retailer for its youth series Mini Tractor and Mini 125 Go Karts to be sold in stores.
●	Entered into an ongoing agreement with Fleet Farm, a retailer serving active, outdoor, suburban and farm communities in the Midwest U.S., for its UTV, ATV, and youth series product lines to be sold in stores.
●	Increased production capacity to 3,000+ vehicles each month, a significant jump from previous output levels
●	Added two new models to its 2024 ATV lineup, the Massimo MSA 600 and MSA 1000 ATVs, providing customers with new options for work or on the trail.

●	Unveiled new 2024 1000 UTV, with a powerful 83hp EFI engine that allows for an efficient workday while leaving plenty of room for thrills on the weekends.
●	Showcased a range of vehicles at the 2024 Tractor Supply Company Annual Sales Meeting, annual Thiesen’s Home and Farm Show, and 40th Annual Equip Expo.

Management Commentary

“The first quarter of 2024 was highlighted by our successful IPO and Nasdaq listing, along with substantial top and bottom line growth on strong sales and margin improvement for our diversified and comprehensive product portfolio,” said David Shan, Founder, Chairman & CEO. “Our production crew is able to produce 3,000+ vehicles each month, a significant jump from previous output levels. This surge in manufacturing is expected to allow Massimo to meet growing demand while paving the way for exciting new developments.

“Two new recent partnership agreements highlighted our in-store distribution channel expansion efforts with major retailers. We signed an ongoing national agreement with a global omnichannel retailer for the youth series Mini Tractor and Mini 125 Go Kart to be sold in stores. The retailer’s online marketplace currently features over 100 Massimo products, and with the expanded partnership, the two products will now be eligible to be stocked at over 1,300 stores in 13 states beginning in May. The addition of this first national in-store opportunity with this global retailer represents a significant milestone for our company, and we are well positioned to accelerate robust sales growth with the retailer. We believe with successful sales we can continue to add vehicles to the in-store program.

“We also entered into an ongoing agreement with Fleet Farm for six UTV, ATV, and youth series products to be sold in stores and featured on the retailer’s online marketplace.

“Our focus on distribution channel expansion has resulted in over 2,800 retail locations promoting our brand in 48 states where our products are distributed and will continue to drive sales across our full motor product line of Massimo vehicles.

“Looking ahead, with increased participation in outdoor activities and higher utilization of utility vehicles in ranch and farm-work, demand for UTVs and ATVs in the U.S, we believe we are well positioned for continued market penetration in this high-growth category with our full suite of consumer motor products. We believe with increased operating efficiencies we can further enhance margins while continuing to grow our revenue and expand our product line with new models and capabilities,” concluded Mr. Shan.

First Quarter 2024 Financial Results

For the three months ended March 31, 2024, revenues increased by $11.3 million, or 60.0%, to $30.2 million, compared to $18.8 million in the prior year period. The first quarter increase in revenue was principally due to our expansion at major chain stores and our dealer network.

Revenue from sales of UTVs, ATVs and electric bikes increased by $12.2 million, or 74.1%, from $16.5 million in the three months ended March 31, 2023 to $28.7 million in the three months ended March 31, 2024. The increase in revenue was attributable to the expansion into more large retail stores in the US and to a shift in our sales strategy, focusing mostly on in-store sales, which generally involve larger volumes and fewer returns.

Revenue from sales of pontoon boats decreased by $0.9 million, or 38.2%, from $2.4 million in the three months ended March 31, 2023 to $1.5 million in the three months ended March 31, 2024. The decrease in revenue was primarily attributable to the fact that we shifted from retailing in Q1 2023 to dealer sales in Q1 2024 and the dealers have experienced more difficulty amid the current high interest rate environment obtaining floorplan financing for customers from providers such as Northpoint. This is consistent with industry-wide trends.

Gross profit increased by $4.8 million, or 86.1%, from $5.6 million in the three months ended March 31, 2023 to $10.5 million in the three months ended March 31, 2024. Gross profit margin was 34.7% in the three months ended March 31, 2024, as compared with 29.8% in the prior year quarter. The increase in the gross profit margin was primarily attributable to higher net sales partly due to decreased returns, as well as the lower cost of sales due to reduced freight costs in the first quarter of 2024 as compared to the previous year.

Cost of revenue on UTVs, ATVs and electric bikes increased by $7.2 million, or 63.7%, from $11.3 million in the three months ended March 31, 2023 to $18.5 million in the three months ended March 31, 2024 and gross profit increased by $5.0 million, or 96.7%, from $5.2 million in three months ended March 31, 2023 to $10.2 million in three months ended March 31, 2024. Gross profit margin increased by 4.1%, from 31.6% in the three months ended March 31, 2023 to 35.7% in the three months ended March 31, 2024. The increased cost of revenue was in line with the increase in sales. The increase in gross profit margin was mainly due to a significant decline in global container freight when compared with last year.

Cost of revenue on pontoon boats decreased by $0.7 million, or 36.4%, from $1.9 million from the three months ended March 31, 2023 to $1.2 million in the three months ended March 31, 2024, and gross profit decreased by $0.2 million, or 46.7%, from $0.4 million in the three months ended March 31, 2023 to $0.2 million in the three months ended March 31, 2024. Gross profit margin decreased by 2.4%, from 17.6% in the three months ended March 31, 2023 to 15.2% in the three months ended March 31, 2024.

Selling and marketing expenses increased by $0.3 million, or 13.3%, from $2.0 million in the three months ended March 31, 2023 to $2.2 million in the three months ended March 31, 2024. This is consistent with the fact that the chargebacks from new big box customer have been increased as a result of increased sales.

General and administrative expenses increased by $1.1 million, or 37.2%, from $3.0 million in the three months ended March 31, 2023 to $4.1 million in the three months ended March 31, 2024. The increase was mainly due to increased rent expense and professional fees.

Total operating expenses increased 31.1% to $6.5 million for the three months ended March 31, 2024, compared to $4.9 million in the prior year first quarter.

Net income for the three months ended March 31, 2024, was $3.2 million, or $0.08 per basic and diluted share, as compared to net income of $0.5 million, or $0.01 per basic and diluted share, in the three months ended March 31, 2023.

Cash and cash equivalents totaled $0.2 million at March 31, 2024, as compared to $0.8 million at December 31, 2023. On April 24, 2024, Massimo closed its initial public offering with aggregate gross proceeds, before deducting underwriting discounts and commissions and other offering expenses payable by Massimo, of $5.85 million.

Net cash used by operating activities was $0.6 million for the three months ended March 31, 2024, compared to cash provided of $0.8 million in the three months ended March 31, 2023, primarily due to increases in accounts receivable and inventory.

About Massimo Group

Massimo Group (NASDAQ: MAMO) is a manufacturer and distributor of powersports vehicles and pontoon boats. Founded in 2009, Massimo Motor believes it offers some of the most value packed UTV’s, off-road, and on-road vehicles in the industry. The company’s product lines include a wide selection of farm and ranch tested utility UTVs, recreational ATVs, and Americana style mini-bikes. Massimo Marine manufacturers and sells Pontoon and Tritoon boats with a dedication to innovative design, quality craftsmanship, and great customer service. Massimo is also developing electric versions of UTVs, golf-carts and pontoon boats. The company’s 286,000 square foot factory is in the heart of the Dallas / Fort Worth area of Texas in the city of Garland. For more information, visit massimomotor.com, massimomarine.com and www.massimoelectric.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the use of proceeds thereof. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “plan,” and other words and terms of similar meaning. These forward-looking statements include information concerning statements regarding future cash needs, future operations, business plans and future financial results; and any other statements that are not historical facts. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Massimo, including those set forth in the “Risk Factors” section of Massimo’s annual report on Form 10-K for the for the fiscal year ended December 31, 2023 filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Massimo undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company

Dr. Yunhao Chen
Chief Financial Officer
Massimo Group
ir@massimomotor.com

Investor Relations

Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235
MAMO@mzgroup.us

MASSIMO GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	March 31, 2024 (unaudited)	December 31, 2023 (audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$207,137	$765,814
Accounts receivable, net	14,203,770	9,566,445
Inventories, net	27,182,635	25,800,912
Advance to suppliers	1,406,100	1,589,328
Other current assets	679,319	637,509
Total current assets	43,678,961	38,360,008

NON-CURRENT ASSETS
Property and equipment at cost, net	384,551	399,981
Right of use operating lease assets, net	1,197,431	1,478,221
Right of use financing lease assets, net	103,169	113,549
Deferred offering assets	1,563,547	1,457,119
Deferred tax assets	346,948	134,601
Total non-current assets	3,595,646	3,583,471
TOTAL ASSETS	$47,274,607	$41,943,479

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term loans	$-	$303,583
Accounts payable	14,772,382	12,678,077
Other payable, accrued expenses and other current liabilities	90,463	98,097
Accrued return liabilities	138,229	283,276
Accrued warranty liabilities	640,525	619,113
Contract liabilities	1,052,342	1,835,411
Current portion of obligations under operating leases	681,872	847,368
Current portion of obligations under financing leases	42,083	41,647
Income tax payable	3,221,201	2,121,083
Total current liabilities	20,639,097	18,827,655

NON-CURRENT LIABILITIES
Obligations under operating leases, non-current	515,559	630,853
Obligations under financing leases, non-current	66,338	77,024
Loan from a shareholder	7,909,525	7,920,141
Total non-current liabilities	8,491,422	8,628,018
TOTAL LIABILITIES	$29,130,519	$27,455,673

Commitments and Contingencies

EQUITY
Common shares, $0.001 par value, 100,000,000 shares authorized, 40,000,000 and 40,000,000 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	40,000	40,000
Preferred shares, $0.01 par value, 5,000,000 preferred shares authorized, no shares were issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	-	-
Subscription receivable	(357,159)	(832,159)
Additional paid-in-capital	1,994,000	1,994,000
Retained earnings	16,467,247	13,285,965
Total equity	18,144,088	14,487,806

TOTAL LIABILITIES AND EQUITY	$47,274,607	$41,943,479

MASSIMO GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHESIVE INCOME

	For the Three Months Ended March 31,
	2024	2023

Revenues	$30,151,677	$18,840,415
Cost of revenues	19,700,290	13,223,421
Gross Profit	10,451,387	5,616,994

Operating expenses:
Selling and marketing expenses	2,210,484	1,950,285
General and administrative expenses	4,106,905	2,984,262
Research and development expenses	162,250	-
Total operating expenses	6,479,639	4,934,547

Income from operations	3,971,748	682,447

Other income (expense):
Other income, net	247,569	44,895
Interest expense	(137,694)	(155,098)
Total other income (expense), net	109,875	(110,203)

Income before income taxes	4,081,623	572,244

Provision for income taxes	900,341	24,079

Net income and comprehensive income	$3,181,282	$548,165

Earnings per share – basic and diluted	$0.08	$0.01
Weighted average number of shares of common stock outstanding – basic and diluted	40,000,000	40,000,000

MASSIMO GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2024	2023

Cash flows from operating activities:
Net income	$3,181,282	$548,165
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36,511	35,300
Non-cash operating lease expense	280,790	184,316
Accretion of finance lease liabilities	1,331	1,784
Amortization of finance lease right-of-use assets	10,380	9,343
Gain on disposal of fixed asset	(44,655)	-
Provision for expected credit loss, net	234,298	104,631
Deferred tax assets	(212,347)	-
Changes in operating assets and liabilities:
Accounts receivable	(4,871,623)	93,993
Inventories	(1,381,723)	(672,300)
Advance to suppliers	183,228	1,423,742
Other current asset	(41,810)	(302,580)
Accounts payables	2,094,305	(525,990)
Other payable, accrued expense and other current liabilities	(7,634)	(33,401)
Tax payable	1,100,118	24,079
Accrued warranty liabilities	21,412	(37,558)
Accrued return liabilities	(145,047)	(292,483)
Contract liabilities	(783,069)	403,760
Due to shareholder	(10,616)	(20,273)
Lease liabilities – operating lease	(280,790)	(184,316)
Net cash (used in) provided by operating activities	(635,659)	760,212

Cash flows from investing activities:
Proceed from sales of property and equipment	128,001	-
Acquisition of property and equipment	(104,427)	-
Net cash provided by investing activities	23,574	-

Cash flows from financing activities:
Proceeds from bank loan	-	300,000
Repayment of bank loan	-	(900,000)
Repayment of other loans	(303,583)	-
Repayment of finance lease liabilities	(11,581)	(10,536)
Repayment to related party	-	(10,000)
Deferred offering costs	(106,428)	(75,000)
Proceeds from subscription deposits	475,000	-
Net cash provided by (used in) financing activities	53,408	(695,536)

Net (decrease) increase in cash and cash equivalents	(558,677)	64,676
Cash and cash equivalents, beginning of the period	765,814	947,971
Cash and cash equivalents, end of the period	$207,137	$1,012,647

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$137,694	$155,098
Cash paid for income taxes	$12,570	$-

NON-CASH ACTIVITIES
Right of use assets obtained in exchange for operating lease obligations	$-	$-
Right of use assets obtained in exchange for finance lease	$-	$37,430